As filed with the Securities and Exchange Commission on July 14, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACURX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	82-3733567 (I.R.S. Employer Identification Number)

259 Liberty Avenue

Staten Island, New York 10305

(917) 533-1469

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David P. Luci

President and Chief Executive Officer

Acurx Pharmaceuticals, Inc.

259 Liberty Avenue

Staten Island, New York 10305

(917) 533-1469

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal

Jeffrey D. Cohan

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, New York 10017

212-935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT RESELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 14, 2025

PROSPECTUS

Acurx Pharmaceuticals, Inc.

9,157,596 Shares of Common Stock

The selling stockholders of Acurx Pharmaceuticals, Inc. (“Acurx,” “we,” “us” or the “Company”) listed beginning on page 15 of this prospectus may offer and resell under this prospectus up to 9,157,596 shares of our common stock consisting of (i) up to 6,223,609 shares (the “series G-1 warrant shares”) of our common stock, par value $0.001 per share (the “common stock”), issuable upon exercise of series G-1 warrants (the “series G-1 warrants”), and up to 2,667,261 shares (the “series G-2 warrant shares”) of our common stock issuable upon exercise of series G-2 warrants (the “series G-2 warrants” and, together with the series G-1 warrants, the “series G warrants”), each with an exercise price of $0.425 per share which were acquired by a certain selling stockholder pursuant to a Letter Agreement (defined below), and (ii) up to 266,726 shares (the “placement agent warrant shares,” and together with the series G-1 warrant shares and series G-2 warrant shares, the “warrant shares”) of our common stock issuable upon exercise of placement agent warrants (the “placement agent warrants,” and together with the series G warrants, the “warrants”) with an exercise price of $0.75 per share acquired by certain of the selling stockholders under the Engagement Letter (defined below). The series G-1 warrants will be exercisable upon issuance until the five-year anniversary of the date of issuance. The series G-2 warrants will be exercisable at any time on or after the Stockholder Approval Date (as defined in the series G-2 warrants) and have a term of exercise of five (5) years from the Stockholder Approval Date. The selling stockholders acquired the warrants from us pursuant to a warrant inducement letter agreement (the “Letter Agreement”) and the engagement letter (the “Engagement Letter”), dated October 9, 2024, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”).

We are registering the resale of the shares of common stock covered by this prospectus as required by the Letter Agreement. The selling stockholders will receive all of the proceeds from any sales of the shares of common stock offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the warrants are exercised for cash, if at all, we will receive the exercise price of the warrants.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. For further information regarding the possible methods by which the shares may be distributed, see “Plan of Distribution” beginning on page 18 of this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “ACXP.” The last reported sale price of our common stock on July 11, 2025 was $0.473 per share.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and, as such, we are subject to reduced public company reporting requirements.

Investing in our common stock is highly speculative and involves a significant degree of risk. Please consider carefully the specific factors set forth under “Risk Factors” beginning on page 8 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2025.

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ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission (the “SEC”) includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus or any amendment thereto. In addition, this prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

The selling stockholders named in this prospectus may sell up to 9,157,596 shares of our common stock previously issued and issuable upon exercise of warrants to purchase shares of our common stock from time to time. This prospectus also covers any shares of common stock that may become issuable as a result of share splits, share dividends, or similar transactions. We have agreed to pay the expenses incurred in registering these shares, including legal and accounting fees.

We have not, and the selling stockholders have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus, the documents incorporated by reference herein or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus, the documents incorporated by reference herein or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholders are not making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Unless the context otherwise requires, “Acurx,” “ACXP,” “the Company,” “we,” “us,” “our” and similar terms refer to Acurx Pharmaceuticals, Inc.

INDUSTRY AND MARKET DATA

This prospectus and the documents incorporated by reference herein includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed audited and unaudited financial statements, notes to the financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

We are a late-stage biopharmaceutical company focused on developing a new class of small molecule antibiotics for difficult-to-treat bacterial infections. Our approach is to develop antibiotic candidates with a Gram-positive selective spectrum (“GPSS®”) that block the active site of the Gram positive specific bacterial enzyme deoxyribonucleic acid (“DNA”) polymerase IIIC (“pol IIIC”), inhibiting DNA replication and leading to Gram-positive bacterial cell death. Our research and development (“R&D”) pipeline includes antibiotic product candidates that target Gram-positive bacteria, including Clostridioides difficile, methicillin-resistant Staphylococcus aureus (“MRSA”), vancomycin resistant Enterococcus (“VRE”) and drug-resistant Streptococcus pneumoniae (“DRSP”).

These bacterial targets are listed as priority pathogens by the World Health Organization (“WHO”), the United States (“U.S.”) Centers for Disease Control and Prevention (“CDC”) and the U.S. Food and Drug Administration (“FDA”). Priority pathogens are those which require new antibiotics to address the worldwide crisis of antimicrobial resistance as identified by the WHO, CDC and FDA.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is $1.235 billion or more, or our non-convertible debt issued within a three year period exceeds $1 billion, or the market value of our shares of common stock that are held by non-affiliates exceeds $700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Smaller Reporting Company

We are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and have a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a “smaller reporting company,” at such time as we cease being an “emerging growth company,” the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company.” Specifically, similar to “emerging growth companies,” “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the period ended March 31, 2025 incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

Corporate Information and History

We were organized as a limited liability company in the State of Delaware in July 2017 and we commenced operations in February 2018 upon acquiring the rights to our lead antibiotic product candidate from GLSynthesis, Inc. Our principal executive offices are located at 259 Liberty Avenue, Staten Island, NY 10305 and our telephone number is (917) 533-1469. Our website address is www.acurxpharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. On June 23, 2021, we converted from a Delaware limited liability company into a Delaware corporation pursuant to a statutory conversion, and changed its name to Acurx Pharmaceuticals, Inc.

Recent Developments

Lincoln Park Transaction

On May 8, 2025, we entered into a purchase agreement (the “May Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park agreed to purchase from us up to an aggregate of $12.0 million of our common stock (subject to certain limitations) from time to time over the term of the May Purchase Agreement. Also on May 8, 2025, we entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”).

We do not have the right to commence any sales of our common stock to Lincoln Park under the May Purchase Agreement (the “Commencement’) until the conditions set forth in the May Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied. The shares of common stock were offered by us pursuant to a registration statement and accompanying prospectus (the “May Prospectus”) on Form S-1 (File No. 333-287478), which was filed with the SEC on May 21, 2025, and was declared effective on May 29, 2025. From time to time after the Commencement, at our sole discretion, on any business day selected by us on which the closing sale price of our common stock is not below $0.25 per share, we may direct Lincoln Park to purchase up to 60,000 shares of our common stock (each, a “Regular Purchase”); provided that the share amount under a Regular Purchase may be increased to up to 90,000 shares or up to 120,000 shares if the closing sale price of our common stock is not below $2.00 or $3.00, respectively, on the business day on which we initiate the purchase, subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction as provided in the May Purchase Agreement. However, Lincoln Park’s maximum commitment in any single Regular Purchase may not exceed $500,000. The purchase price per share for each Regular Purchase will be 97% of the lower of (i) the lowest sale price of our common stock on the business day on which we initiate the Regular Purchase and (ii) the average of the three lowest closing sale prices of our common stock during the 10-business day period immediately preceding the business day on which we initiate the Regular Purchase. In addition to Regular Purchases, we may also direct Lincoln Park to purchase other amounts of common stock as accelerated purchases and as additional accelerated purchases, subject to limits specified in the May Purchase Agreement, at a purchase price per share calculated as specified in the May Purchase Agreement. We will control the timing and amount of any sales of our common stock to Lincoln Park.

On May 8, 2025, in consideration for its commitment to purchase shares of our common stock under the May Purchase Agreement, we issued 899,258 shares of our common stock to Lincoln Park (the “Commitment Shares”).

We may terminate the May Purchase Agreement at any time after the date of Commencement, at no penalty or cost, other than the Commitment Shares. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the May Purchase Agreement or Registration Rights Agreement, other than a prohibition on our issuing, or entering into any agreement to effect the issuance of, shares of our common stock or common stock equivalents involving a transaction that is defined in the May Purchase Agreement as a “Variable Rate Transaction.” Lincoln Park may not assign or transfer its rights and obligations under the May Purchase Agreement.

As of July 3, 2025, there were 29,627,013 shares of our common stock outstanding, of which 27,054,901 shares were held by non-affiliates. Although the May Purchase Agreement provides that we may sell up to $12.0 million of our common stock to Lincoln Park, only 10,899,258 shares of our common stock, which represents the Commitment Shares and up to 10,000,000 shares which may be issued to Lincoln Park in the future under the May Purchase Agreement, if and when we sell shares to Lincoln Park under the May Purchase Agreement. If all of the 10,899,258 shares offered by Lincoln Park under the May Prospectus were issued and outstanding, such shares would represent approximately 29% of the total number of shares of our common stock outstanding and approximately 31% of the total number of outstanding shares held by non-affiliates, in each case as of July 3, 2025. Depending on the price per share at which we sell shares to Lincoln Park under the May Purchase Agreement, we may need to sell more shares to Lincoln Park than are offered under the May Prospectus to receive aggregate gross proceeds equal to the $12.0 million total commitment of Lincoln Park under the May Purchase Agreement, in which case we must first register for resale under the Securities Act additional shares of our common stock. The number of shares ultimately offered for resale by Lincoln Park will depend upon the number of shares we elect to sell to Lincoln Park under the May Purchase Agreement. Sales of our common stock to Lincoln Park by us under the May Purchase Agreement could result in substantial dilution to our stockholders.

Under applicable rules of The Nasdaq Stock Market (“Nasdaq”), in no event may we issue or sell to Lincoln Park under the May Purchase Agreement more than 19.99% of the shares of our common stock outstanding immediately prior to the execution of the May Purchase Agreement, which was 4,406,297 shares (the “Exchange Cap”), unless (i) we obtain stockholder approval to issue shares in excess of the Exchange Cap or (ii) the average price of all applicable sales of our common stock to Lincoln Park under the May Purchase Agreement equals or exceeds $0.3545 per share (which represents the lower of (A) the official closing price of our common stock on Nasdaq immediately preceding the signing of the May Purchase Agreement and (B) the average official closing price of our common stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the May Purchase Agreement), such that issuances and sales of common stock to Lincoln Park under the May Purchase Agreement would not be subject to the Exchange Cap under applicable Nasdaq rules. In any event, the May Purchase Agreement specifically provides that we may not issue or sell any shares of our common stock under the May Purchase Agreement if such issuance or sale would breach any applicable Nasdaq rules.

The May Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. Lincoln Park, upon written notice to us, may increase the Beneficial Ownership Cap to up to 9.99%. Any increase in the Beneficial Ownership Cap will not be effective until the 61st day after such written notice is delivered to us.

Issuances of our common stock to Lincoln Park will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

2025 March Registered Direct Offering

On March 6, 2025, we entered into a Securities Purchase Agreement (the “March Purchase Agreement”) with an institutional investor named therein (the “March Investor”), pursuant to which we agreed to issue and sell, in a registered direct offering by us directly to the March Investor (the “ March Registered Offering”) (i) 2,150,000 shares of common stock, par value $0.001 per share, at a purchase price of $0.40 per share and (ii) pre-funded common stock purchase warrants (the “Pre-Funded Warrants”) to purchase up to 595,000 shares of common stock (the “Pre-Funded Warrant Shares”) at a purchase price of $0.3999 per Pre-Funded Warrant for aggregate gross proceeds of approximately $1.1 million, before deducting the placement agent fees and related offering expenses.

The March Purchase Agreement contained customary representations and warranties and agreements of us and the March Investor and customary indemnification rights and obligations of the parties. Pursuant to the terms of the March Purchase Agreement, we agreed to certain restrictions on the issuance and sale of our common stock or Common Stock Equivalents (as defined in the March Purchase Agreement) during the 30-day period following the closing of the March Registered Offering (the “Lock-up Period”). Additionally, we agreed not to enter into a variable rate transaction for a period of one year following the closing of the March Registered Offering, provided, however, that following the Lock-up Period, (i) we may enter into and/or issue shares of common stock in an “at-the-market” facility with Wainwright (as defined below) as sales agent, and (ii) we may enter into, or effect a transaction under, an equity line of credit.

The shares of common stock, the Pre-Funded Warrants and Pre-Funded Warrant Shares were offered by us pursuant to a registration statement on Form S-3 (File No. 333-265956), which was filed with the SEC on July 1, 2022 and was declared effective by the SEC on July 11, 2022.

In a concurrent private placement (the “March Private Placement” and together with the March Registered Offering, the “March Offering”), we agreed to issue to the Investor series F warrants to purchase up to an aggregate of 8,235,000 shares of common stock. The series F warrants will have an exercise price of $0.40 per share and will be exercisable commencing on the effective date of Stockholder Approval (as defined in the series F warrant) of the issuance of the shares of common stock issuable upon exercise of the series F warrants and will expire two years following the date of Stockholder Approval. We will be obligated to obtain Stockholder Approval at our annual meeting of stockholders to be held on July 17, 2025, such approval must be obtained on or prior to the date that is 150 days following the closing date (the “Stockholder Meeting Deadline”). If Stockholder Approval is not obtained on or prior to the Stockholder Meeting Deadline, we are required to cause an additional stockholder meeting to be held every 60 days after the Stockholder Meeting Deadline until Stockholder Approval is obtained or the series F warrants are no longer outstanding. The series F warrants and the shares of our common stock issuable upon the exercise of the series F warrants were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Nasdaq Minimum Stockholders’ Equity Requirement

On March 25, 2025, we received a letter from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying us that we are not in compliance with the minimum stockholders’ equity requirement (“Minimum Stockholders’ Equity Requirement”) for continued listing on The Nasdaq Capital Market (the “Notice”) based on the information provided in our Annual Report on Form 10-K for the year ended December 31, 2024. Nasdaq Listing Rule 5550(b)(1) requires that companies listed on The Nasdaq Capital Market with a market value of listed securities of less than $35,000,000 and annual net income of less than $500,000 maintain stockholders’ equity of at least $2,500,000 (the “Stockholders’ Equity Requirement”).

In accordance with Nasdaq rules, we were provided 45 calendar days, or until May 9, 2025, to submit a plan to regain compliance with the Stockholders’ Equity Requirement (the “Compliance Plan”). If the Compliance Plan is determined to be acceptable to the Staff, the Staff would have the discretion to grant us an extension of 180 calendar days from the date of the Notice to regain compliance with the Stockholders’ Equity Requirement. There can be no assurance that the Compliance Plan will be accepted or that, if it is, we will be able to regain compliance. The Notice has no immediate effect on the Company’s continued listing on The Nasdaq Capital Market, subject to our compliance with other continued listing requirements. If the Staff does not accept the Compliance Plan, the Staff will provide written notification to us that the Compliance Plan has been rejected and that our common stock is subject to delisting. At that time, we may appeal the Staff’s determination to a Nasdaq Hearing Panel.

Nasdaq Minimum Bid Price Requirement

On February 24, 2025, we received a letter from the Staff notifying us that for the preceding 31 consecutive business days our common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). The notice has no immediate effect on the listing or trading of our common stock, and the common stock will continue to trade on The Nasdaq Capital Market under the symbol “ACXP” at this time.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until August 25, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). Compliance can be achieved automatically and without further action if the closing bid price of our common stock is at or above $1.00 for a minimum of 10 consecutive business days at any time during the 180-day compliance period, in which case Nasdaq will notify us of our compliance and the matter will be closed.

If, however, we do not achieve compliance with the Minimum Bid Price Requirement by August 25, 2025, we may be eligible for additional time to comply. In order to be eligible for such additional time, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and must notify Nasdaq in writing of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to Nasdaq that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

We intend to actively monitor the bid price of our common stock and will consider available options to regain compliance with the Minimum Bid Price Requirement. However, there can be no assurance that we will be able to regain compliance with the Minimum Bid Price Requirement or that Nasdaq will grant us a further extension of time to regain compliance, if applicable.

2025 January Registered Direct Offering

On January 6, 2025, we entered into a Securities Purchase Agreement (the “January Purchase Agreement”) with certain institutional investors named therein (the “January Investors”), and with each of David P. Luci, our President and Chief Executive Officer, Robert J. DeLuccia, our Executive Chairman, Carl V. Sailer, Jack H. Dean, James Donohue, and Joseph Scodari, each a member of our board of directors (collectively, the “January Affiliate Investors”), pursuant to which we agreed to issue and sell, in a registered direct offering by us directly to the January Investors and to the January Affiliate Investors (the “January Registered Offering”), an aggregate of 2,463,058 shares of common stock (consisting of an aggregate of 2,295,570 shares purchased by the January Investors and an aggregate of 167,488 shares purchased by the January Affiliate Investors), at an offering price of $1.015 per share, for aggregate gross proceeds from the January Registered Offering of approximately $2.5 million, before deducting the placement agent fees and related offering expenses.

The January Purchase Agreement contains customary representations and warranties and agreements of the Company and the Investors (and of the January Affiliate Investors) and customary indemnification rights and obligations of the parties. Pursuant to the terms of the January Purchase Agreement, we agreed to certain restrictions on the issuance and sale of its common stock or Common Stock Equivalents (as defined in the January Purchase Agreement) during the 30-day period following the closing of the January Registered Offering. Additionally, we agreed not to enter into a variable rate transaction for a period of one year following the closing of the January Registered Offering.

The shares were offered by us pursuant to the registration statement, which was filed with the Commission on July 1, 2022 and was declared effective by the SEC on July 11, 2022.

In a concurrent private placement (the “January Private Placement” and together with the January Registered Offering, the “January Offering”), we agreed to issue to the January Investors and to the January Affiliate Investors series E warrants to purchase up to an aggregate of 2,463,058 shares of common stock (consisting of series E warrants to purchase up to 2,295,570 shares of common stock issued to the January Investors and series E warrants to purchase up to 167,488 shares of common stock issued to the January Affiliate Investors) at an exercise price of $0.90 per share. Each series E warrant became immediately exercisable upon the issuance date and will expire five years from the initial exercise date. The series E warrants and the shares of our common stock issuable upon the exercise of the series E warrants were offered pursuant to the exemption from registration provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder. The January Offering closed on January 7, 2025. As of the date of this prospectus, none of the series E warrants have been exercised and all of such series E warrants remain outstanding.

The January Offering closed on January 7, 2025.

THE OFFERING

Shares of Common Stock that May be Offered by the Selling Stockholders	Up to 9,157,596 shares of common stock.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, if all of the warrants were exercised for cash, we would receive gross proceeds of approximately $4.0 million. See the section entitled “Use of Proceeds” in this prospectus.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	ACXP

Risk Factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our common stock.

Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and sale, we are referring to the shares of common stock issuable upon exercise of the warrants, each as described under “The Warrant Inducement Transaction” and “Selling Stockholders.” When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, its donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents we incorporate by reference into this prospectus before you decide to purchase our securities. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the period ended March 31, 2025. Any of the risks and uncertainties set forth below and in the Annual Report, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, or any prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of any securities offered by this prospectus. As a result, you could lose all or part of your investment.

Risks Related to This Offering and Our Common Stock

The series G-2 warrants are not exercisable until Stockholder Approval and may not have any value.

Under Nasdaq listing rules, the series G-2 warrants are not exercisable without Stockholder Approval (as defined in the series G-2 warrants) for the issuance of the series G-2 warrant shares issuable upon exercise of such warrants. While we intend to use reasonable best efforts to seek Stockholder Approval for issuances of shares of common stock issuable upon exercise of the series G-2 warrants, , there is no guarantee that Stockholder Approval will ever be obtained. The series G-2 warrants will be exercisable at an initial exercise price per share of $0.425. The series G-2 warrants will be exercisable at any time on or after the Stockholder Approval Date (as defined in the series G-2 warrants) and have a term of exercise of five (5) years from the Stockholder Approval Date. The exercise price and number of series G-2 warrants issuable upon exercise of the series G-2 warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the common stock and the exercise price. If we are unable to obtain Stockholder Approval, the series G-2 warrants will not be exercisable and therefore would have no value.

In addition, we may incur substantial cost, and management may devote substantial time and attention, in attempting to obtain Stockholder Approval of the issuance of shares of common stock upon exercise of the series G-2 warrants.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

On March 25, 2025, we received a letter from the Staff notifying us that we are not in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market based on the information provided in our Annual Report on Form 10-K for the year ended December 31, 2024. Nasdaq Listing Rule 5550(b)(1) requires that companies listed on The Nasdaq Capital Market with a market value of listed securities of less than $35,000,000 and annual net income of less than $500,000 maintain stockholders’ equity of at least $2,500,000.

In accordance with Nasdaq rules, we were provided 45 calendar days, or until May 9, 2025, to submit a Compliance Plan. If the Compliance Plan is determined to be acceptable to the Staff, the Staff would have the discretion to grant us an extension of 180 calendar days from the date of the Notice to regain compliance with the Stockholders’ Equity Requirement. There can be no assurance that the Compliance Plan will be accepted or that, if it is, we will be able to regain compliance. The Notice has no immediate effect on the Company’s continued listing on The Nasdaq Capital Market, subject to our compliance with other continued listing requirements. If the Staff does not accept the Compliance Plan, the Staff will provide written notification to us that the Compliance Plan has been rejected and that our common stock is subject to delisting. At that time, we may appeal the Staff’s determination to a Nasdaq Hearing Panel.

Additionally, on February 24, 2025, we received a letter from Nasdaq notifying us that for the preceding 31 consecutive business days our common stock did not maintain a minimum closing bid price of $1.00 per share as required by the Minimum Bid Price Requirement.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have a grace period of 180 calendar days, or until August 25, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). Compliance can be achieved automatically and without further action if the closing bid price of our common stock is at or above $1.00 for a minimum of 10 consecutive business days at any time during the 180-day compliance period, in which case Nasdaq will notify us of our compliance and the matter will be closed.

If, however, we do not achieve compliance with the Minimum Bid Price Requirement by August 25, 2025, we may be eligible for additional time to comply. In order to be eligible for such additional time, we will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, with the exception of the Minimum Bid Price Requirement, and must notify Nasdaq in writing of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. However, if it appears to Nasdaq that we will not be able to cure the deficiency, or if we are otherwise not eligible, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel.

Should we fail to satisfy additional continued listing requirements, such as the corporate governance requirements, Minimum Stockholders’ Equity Requirement or the Minimum Bid Price Requirement, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock, and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below Nasdaq’s Minimum Bid Price Requirement or prevent future non-compliance with the Nasdaq’s listing requirements.

If Nasdaq does not maintain the listing of our securities for trading on its exchange, we could face significant material adverse consequences, including:

·	a limited availability of market quotations for our common stock;

·	reduced liquidity for our common stock;

·	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

·	a limited amount of news and analyst coverage; and

·	a decreased ability to issue additional common stock or obtain additional financing in the future.

THE WARRANT INDUCEMENT TRANSACTION

On June 17, 2025, we entered into a warrant inducement agreement (the “Letter Agreement”) with a certain selling stockholder of existing (i) series A warrants to purchase 1,230,769 shares of common stock, (ii) series B warrants to purchase 548,000 shares of common stock, (iii) series C warrants to purchase 1,333,333 shares of common stock, and (iv) series D warrants to purchase 1,333,333 shares of common stock (together, the “Existing Warrants”). Pursuant to the Letter Agreement, the holder exercised for cash its Existing Warrants to purchase an aggregate of 4,445,435 shares of common stock, at a reduced exercised price of $0.60 per share, in consideration for the issuance of (i) series G-1 warrants to purchase up to an aggregate of 6,223,609 shares of common stock and (ii) series G-2 warrants to purchase up to an aggregate of 2,667,261 shares of common stock, each at an exercise price of $0.425 per share.

Pursuant to the engagement letter (the “Engagement Letter”), dated October 9, 2024, by and between the Company and H.C. Wainwright & Co., LLC (“Wainwright”) in connection with prior financings by the Company and as previously disclosed in the Company’s prior filings with the SEC, the Company paid a fee to Wainwright equal to 7.0% of the gross proceeds from the transactions contemplated by the Letter Agreement and issued to Wainwright and its designees warrants to purchase up to an aggregate of 266,726 shares of common stock, which have the same terms as the series G-1 warrants, except that they have an exercise price of $0.75 per share.

Pursuant to the terms of the Letter Agreement, the Company agreed to certain restrictions on the issuance and sale of its common stock or Common Stock Equivalents (as defined in the Letter Agreement) during the 45-day period following the date of the Letter Agreement. Additionally, the Company agreed not to enter into a variable rate transaction for a period of 90 days following the date of the Letter Agreement, provided, however, that the Company may issue securities pursuant to that certain Purchase Agreement, dated as of May 8, 2025, by and between the Company and Lincoln Park Capital Fund, LLC.

The series G-1 warrants are exercisable upon issuance until the five-year anniversary of the date of issuance. The series G-2 warrants are exercisable at any time on or after the Stockholder Approval Date (as defined in the series G-2 warrants), and have a term of exercise of five (5) years from the Stockholder Approval Date. The exercise price and number of series G warrant shares issuable upon exercise of the series G warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the common stock and the exercise price.

The series G warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s series G warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s series G warrants up to 9.99% of the number of shares of the common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the series G warrants, provided that any increase will not be effective until 61 days following notice to the Company.

If, at the time a holder exercises its series G warrants, a registration statement registering the resale of the series G warrant shares by the holder under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of common stock determined according to a formula set forth in the series G warrants.

If at any time the series G warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the warrants), a holder of the series G warrants will be entitled to receive, the number of shares of common stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of common stock for which the series G warrants are exercisable immediately prior to the Fundamental Transaction.

The series G warrants may be modified or amended or the provisions of the series G warrants may be waived with the Company’s and the holder’s written consent.

Pursuant to the terms of the Letter Agreement, we filed with the SEC the registration statement on Form S-1 of which this prospectus forms a part to register the resale under the Securities Act the warrant shares issuable upon exercise of the warrants.

The foregoing descriptions of the form of Letter Agreement, the form of series G-1 warrant, the form of series G-2 warrants and the form of placement agent warrant are not complete and are subject to and qualified in their entirety by reference to the form of Letter Agreement, the form of series G-1 warrant, the form of series G-2 warrants and the form of placement agent warrant, respectively, copies of which are attached as Exhibits 10.13, 4.9, 4.10 and 4.11 hereto.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “targets,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions or phrases, or the negative of those expressions or phrases, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and incorporated by reference in this prospectus, we caution you that these statements are based on our projections of the future that are subject to known and unknown risks and uncertainties and other factors that may cause our actual results, level of activity, performance or achievements expressed or implied by these forward-looking statements, to differ. The sections in our periodic reports, including our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, entitled “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as other sections in this prospectus and the other documents or reports incorporated by reference in this prospectus, discuss some of the factors that could contribute to these differences. These forward-looking statements include, among other things, statements about:

·	our ability to obtain and maintain regulatory approval of ibezapolstat and/or our other product candidates;

·	our ability to successfully commercialize and market ibezapolstat and/or our other product candidates, if approved;

·	our ability to contract with third-party suppliers, manufacturers and other service providers and their ability to perform adequately;

·	the potential market size, opportunity and growth potential for ibezapolstat and/or our other product candidates, if approved;

·	our ability to build our own sales and marketing capabilities, or seek collaborative partners, to commercialize ibezapolstat and/or our other product candidates, if approved;

·	our ability to obtain funding for our operations;

·	the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs;

·	the timing of anticipated regulatory filings;

·	the timing of availability of data from our clinical trials;

·	the accuracy of our estimates regarding expenses, capital requirements and needs for additional financing;

·	our ability to retain the continued service of our key professionals and to identify, hire and retain additional qualified professionals;

·	our ability to advance product candidates into, and successfully complete, clinical trials;

·	our ability to recruit and enroll suitable patients in our clinical trials and the timing of enrollment;

·	the timing or likelihood of the accomplishment of various scientific, clinical, regulatory and other product development objectives;

·	the pricing and reimbursement of our product candidates, if approved;

·	the rate and degree of market acceptance of our product candidates, if approved;

·	the implementation of our business model and strategic plans for our business, product candidates and technology;

·	the scope of protection we are able to establish and maintain for intellectual property rights covering our product candidates and technology;

·	developments relating to our competitors and our industry;

·	the development of major public health concerns, including the coronavirus outbreak or other pandemics arising globally, and the future impact of it and COVID-19 on our clinical trials, business operations and funding requirements;

·	the effects of the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide from the conflict between Russia and Ukraine as well as the conflict in the Middle East between Israel and Hamas;

·	the volatility of the price of our common stock;

·	our financial performance;

·	our ability to comply with the listing requirements of The Nasdaq Capital Market and any delisting or potential delisting of shares of our common stock; and

·	other factors described from time to time in documents that we file with the SEC.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this prospectus and in the documents incorporated by reference in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. For a summary of such factors, please refer to the section entitled “Risk Factors” in this prospectus, as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q or our Current Reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We are not selling any shares of our common stock in this offering and we will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder. The selling stockholders will receive all of the proceeds from any sales of the shares of our common stock offered hereby. However, we will incur expenses in connection with the registration of the shares of our common stock offered hereby.

We will receive the exercise price upon any exercise of the warrants, to the extent exercised on a cash basis. If all the warrants were exercised for cash, we would receive gross proceeds of approximately $4.0 million. However, the holders of the warrants are not obligated to exercise the warrants, and we cannot predict whether or when, if ever, the holders of the warrants will choose to exercise the warrants, in whole or in part. Accordingly, any proceeds from such exercise will be used for general corporate purposes and working capital.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Capital Market under the symbol “ACXP.” The last reported sale price of our common stock on July 11, 2025 on the Nasdaq Capital Market was $0.473 per share. As of July 11, 2025, there were 370 stockholders of record of our common stock.

We have never declared or paid any cash dividend on our common stock. We intend to retain any future earnings and do not expect to pay dividends in the foreseeable future.

SELLING STOCKHOLDERS

The common stock being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the warrants. For additional information regarding the issuance of the warrants, see “Warrant Inducement Transaction” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except as described below, to our knowledge, each of the selling stockholders have not been an officer or director of ours or of our affiliates within the past three years or has any material relationship with us or our affiliates within the past three years. Our knowledge is based on information provided by the selling stockholders in connection with the filing of this prospectus.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholder, based on its ownership of the shares of common stock, options to purchase common stock, and warrants, as of July 3, 2025, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises. The third column lists the maximum number of shares of common stock that may be sold or otherwise disposed of by the selling stockholders pursuant to the registration statement of which this prospectus forms a part. The selling stockholders may sell or otherwise dispose of some, all or none of their shares. Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares of our common stock as to which a stockholder has sole or shared voting power or investment power, and also any shares of our common stock which the stockholder has the right to acquire within 60 days of July 3, 2025. The percentage of beneficial ownership for the selling stockholders is based on 29,627,013 shares of our common stock outstanding as of July 3, 2025, and the number of shares of our common stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of July 3, 2025 beneficially owned by the selling stockholder. The fourth column assumes the sale of all of the shares of common stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, the selling stockholders may not exercise the warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or for certain holders, 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Information about the selling stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law. Unless otherwise noted below, the address of the selling stockholders listed on the table is c/o Acurx Pharmaceuticals, Inc., 259 Liberty Avenue, Staten Island, NY 10305.

	Beneficial Ownership Prior to the Offering(1)			Beneficial Ownership After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering	Percentage of Outstanding Common Stock(2)	Maximum Number of Shares of Common Stock To Be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After the Offering(3)	Percentage of Outstanding Common Stock(3)
Armistice Capital, LLC(4)	11,780,345	30.58%	8,890,870	2,889,475	7.45%
Michael Vasinkevich(5)	371,418	1.24%	171,038	200,380	*
Noam Rubinstein(6)	162,153	*	84,019	78,134	*
Craig Schwabe(7)	19,548	*	9,002	10,546	*
Charles Worthman(8)	5,792	*	2,667	3,125	*

*	Represents less than one percent.

(1)	Assumes all warrants are exercised.

(2)	Based on a denominator equal to the sum of (i) 29,627,013 shares of common stock outstanding on July 3, 2025, and (ii) the number of shares of common stock issuable upon exercise or conversion of convertible securities that are currently exercisable or convertible or are exercisable or convertible within 60 days of July 3, 2025 beneficially owned by the applicable selling stockholder.

(3)	Assumes that (i) all of the shares of common stock to be registered by the registration statement of which this prospectus is a part are sold in this offering and (ii) the selling stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of this offering. The percentage of beneficial ownership after the offering is based on 38,784,609 shares of common stock, consisting of (a) 29,627,013 shares of our common stock outstanding on July 3, 2025, and (b) the 9,157,596 shares of our common stock underlying the warrants offered under this prospectus. The number of shares listed do not take into account any limitations on exercise of the warrants.

(4)	Consists of (i) 1,050,040 shares of common stock, (ii) 1,839,435 shares of common stock currently held in abeyance, (iii) 6,223,609 shares of common stock issuable upon exercise of series G-1 warrants and (iv) 2,667,261 shares of common stock issuable upon exercise of series G-2 warrants. The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be indirectly beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(5)	Consists of (i) 171,038 shares of common stock issuable upon the exercise of the placement agent warrants and (ii) 200,380 shares of common stock issuable upon the exercise of the placement agent warrants issued in prior offerings. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(6)	Consists of (i) 84,019 shares of common stock issuable upon the exercise of the placement agent warrants, and (ii) 78,134 shares of common stock issuable upon the exercise of the placement agent warrants issued in prior offerings. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(7)	Consists of (i) 9,002 shares of common stock issuable upon the exercise of the placement agent warrants, and (ii) 10,546 shares of common stock issuable upon the exercise of the placement agent warrants issued in prior offerings. Mr. Schwabe is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)	Consists of (i) 2,667 shares of common stock issuable upon the exercise of the placement agent warrants, and (ii) 3,125 shares of common stock issuable upon the exercise of the placement agent warrants issued in prior offerings. Mr. Worthman is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

The selling stockholders of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on The Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	settlement of short sales;

·	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

·	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

·	a combination of any such methods of sale; or

·	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to use commercially reasonable efforts to keep this registration statement effective at all times until the selling stockholders no longer own any Warrants or shares of Common Stock issuable upon the exercise of the Warrants.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF OUR SECURITIES TO BE REGISTERED

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 9,157,596 shares of our common stock consisting of (i) up to 6,223,609 shares of our common stock issuable upon exercise of series G-1 warrants acquired by a certain selling stockholder under the Letter Agreement with an exercise price of $0.425 per share, (ii) up to 2,667,261 shares of our common stock issuable upon exercise of series G-2 warrants acquired by a certain selling stockholder under the Letter Agreement with an exercise price of $0.425 per share, and (iii) up to 266,726 shares of our common stock issuable upon exercise of placement agent warrants acquired by certain of the selling stockholders under the Engagement Letter with an exercise price of $0.75 per share

General

The following is a summary of material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws, and certain provisions of Delaware law. The following description does not purport to be complete and is subject to and qualified in its entirety by, and should be read in conjuncture with, our certificate of incorporation and bylaws, each of which are filed as exhibits to this registration statement and are incorporated herein by reference. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law (“DGCL”).

Authorized Capital Stock

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. Our board of directors may establish the rights and preferences of the preferred stock from time to time.

As of July 3, 2025, we had 29,627,013, shares of common stock issued and outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends

The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our board of directors out of funds legally available therefor and after provision is made for each class of capital stock having preference over the common stock.

Liquidation Rights

In the event of our liquidation, dissolution or winding-up, the holders of our common stock may be entitled to share, ratably, in all assets remaining available for distribution after payment or provision for payment of all debts and other liabilities and subject to the rights of each class or series of capital stock having preference over, or right to participate with, the common stock.

Preemptive and Similar Rights

The holders of our common stock have no preemptive or similar rights.

Forum Selection

Our certificate of incorporation and our bylaws provide that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our certificate of incorporation or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. Notwithstanding the foregoing, the exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. Unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but unissued shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to the requirements of any national securities exchange on which our common stock is listed, should we so qualify for listing. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Special meetings of stockholders

Our certificate of incorporation and bylaws provide that, except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any series of preferred stock, special meetings of our stockholders may be called only by (a) our board of directors pursuant to a resolution approved by a majority of the total number of our directors that we would have if there were no vacancies or (b) the chair of our board of directors, and any power of our stockholders to call a special meeting is specifically denied.

Advance notice requirements for stockholder proposals and director nominations

Our bylaws provide for an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder must comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that certain provisions of our certificate of incorporation (namely, those provisions relating to (i) directors; (ii) limitation of director liability, indemnification and advancement of expenses and renunciation of corporate opportunities; (iii) meetings of stockholders; and (iv) certain amendments to our certificate of incorporation and bylaws) may not be altered, amended or repealed in any respect (including by merger, consolidation or otherwise), nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then-outstanding shares then entitled to vote generally in an election of directors, voting together as a single class. Our certificate of incorporation and bylaws also provide that approval of stockholders holding sixty-six and two-thirds percent (66 2∕3%) of the voting power of all of our then-outstanding shares entitled to vote generally in an election of directors, voting together as a single class, is required for stockholders to make, alter, amend, or repeal any provision of our bylaws. Our board of directors retains the right to alter, amend or repeal our bylaws.

Classified Board of Directors

Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be subject to election by a plurality of the votes cast at each annual meeting of stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms. Stockholders do not have the ability to cumulate votes for the election of directors.

Limitations on Liability and Indemnification of Officers and Directors

Our certificate of incorporation and bylaws provides indemnification for our directors and officers to the fullest extent permitted by the DGCL. We have entered into Indemnification Agreements with each of our directors that may be, in some cases, broader than the specific indemnification provisions contained under the DGCL. In addition, as permitted by the DGCL, our certificate of incorporation and bylaws includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director. These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

·	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

·	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

·	at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “ACXP.”

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is VStock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, New York 11598. Their telephone number is (212) 828-8436.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York, will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

The financial statements of Acurx Pharmaceuticals, Inc. for the two years ended December 31, 2024 have been audited by CohnReznick LLP, independent registered public accounting firm, as set forth in their report thereon appearing in Acurx Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024, and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report, which includes an explanatory paragraph on Acurx Pharmaceuticals, Inc.’s ability to continue as a going concern, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with respect to the shares of common stock offered by this prospectus with the SEC in accordance with the Securities Act and the rules and regulations enacted under its authority. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and its exhibits and schedules. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed or incorporated by reference any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified by reference to the actual document. For further information regarding us and the shares of common stock offered by this prospectus, we refer you to the full registration statement, including its exhibits and schedules, filed under the Securities Act.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC’s website.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings on the SEC’s website at http://www.sec.gov.

Our website address is http://www.acurxpharma.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the SEC. The information contained on, or that can be accessed through, our website is not a part of this prospectus, and our reference to the address for our website is intended to be an inactive textual reference only.

INCORPORATION OF DOCUMENTS BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

·	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 17, 2025;

·	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 12, 2025;

·	our Current Reports on Form 8-K filed with the SEC on January 7, 2025, February 26, 2025, March 10, 2025, March 28, 2025, May 8, 2025 and June 20, 2025 (except for any information furnished under Items 2.02 or 7.01 and exhibits furnished thereto); and

·	the description of our common stock contained in our registration statement on Form 8-A initially filed on June 23, 2021, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 001-40536.

In addition, all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

Acurx Pharmaceuticals, Inc.

259 Liberty Avenue

Staten Island, NY 10305

Telephone: (917) 533-1469

You may also access these documents on our website, http://www.acurxpharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the common stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$747.84
Accounting fees and expenses	7,000
Legal fees and expenses	25,000.00
Miscellaneous	2,488.16
Total expenses	$35,236

ITEM 14. Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors. Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

Private Placement Issuances

On June 20, 2025, we issued (i) to an institutional investor in a private placement series G-1 warrants to purchase 6,223,609 shares of common stock with an exercise price of $0.425 per share and series G-2 warrants to purchase 2,667,261 shares of common stock with an exercise price of $0.425 per share, and (ii) to designees of the placement agent placement agent warrants to purchase 266,726 shares of common stock with an exercise price of $0.75 per share.

On May 8, 2025, we issued 899,258 shares of our common stock to Lincoln Park Capital Fund, LLC in consideration for its commitment to purchase shared under the May Purchase Agreement, dated May 8, 2025, by and between us and Lincoln Park Capital Fund, LLC.

On March 10, 2025, we issued (i) to an institutional investor in a private placement series F warrants to purchase 8,235,000 shares of common stock with an exercise price of $0.40 per share and (ii) to designees of the placement agent placement agent warrants to purchase 164,700 shares of common stock with an exercise price of $0.50 per share. The exercise of the series F warrants and placement agent warrants is subject to stockholder approval of the issuance of shares of common stock issuable upon exercise of the series F warrants and the placement agent warrants.

On January 7, 2025, we issued (i) to institutional investors and affiliate investors in a private placement series E warrants to purchase 2,463,058 shares of common stock with an exercise price of $0.90 per share and (ii) to designees of the placement agent placement agent warrants to purchase 147,783 shares of common stock with an exercise price of $1.2688 per share.

On May 18, 2023, we issued to an investor in a private placement series C warrants to purchase 1,333,333 shares of common stock and series D warrants to purchase 1,333,333 shares of common stock, each with an exercise price of $3.26 per share.

On July 27, 2022, we issued to investors in a private placement series A warrants to purchase 1,289,980 shares of common stock and series B warrants to purchase 1,289,980 shares of common stock. An aggregate of 59,211 series A warrants and an aggregate of 59,211 series B warrants were issued to certain affiliates with an exercise price of $3.80 per share and an aggregate of 1,230,769 series A warrants and an aggregate of 1,230,769 series B warrants were issued to an investor with an exercise price of $3.25 per share.

On July 27, 2022, we issued to the Placement Agents placement agent warrants to purchase 63,018 shares of common stock with an exercise price of $3.60.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Service-Related Issuances

The Company granted shares of common stock to certain vendors in the ordinary course of business in exchange for consulting services. The Company granted 353,170 and 140,186 shares of common stock for the years ended December 31, 2024, and 2023, respectively. For the three months ended March 31, 2025, the Company granted 158,767 shares to certain vendors in the ordinary course of business for consulting services.

No underwriters were used in the foregoing transactions, and no discounts or commissions were paid. All sales of securities described above were exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 promulgated under the Securities Act or Regulation D promulgated under the Securities Act, relating to transactions by an issuer not involving a public offering. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS

(a)	The following exhibits are filed herewith or incorporated herein by reference:

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION	FILED HEREWITH	INCORPORATED BY REFERENCE HEREIN FROM FORM OR SCHEDULE	FILING DATE	SEC FILE/ REG. NUMBER
3.1	Certificate of Incorporation of Acurx Pharmaceuticals, Inc.		10-K (Exhibit 3.1)	March 15, 2024	001-40536
3.2	Bylaws of Acurx Pharmaceuticals, Inc.		10-K (Exhibit 3.2)	March 15, 2024	001-40536
4.1	Form of Common Stock Certificate		S-1 (Exhibit 4.1)	May 27, 2021	333-256516
4.2	Form of 2023 Pre-Funded Warrant		8-K (Exhibit 4.3)	May 17, 2023	001-40536
4.3	Form of Series E Warrant		8-K (Exhibit 4.1)	January 7, 2025	001-40536
4.4	Form of January 2025 Wainwright Warrant		8-K (Exhibit 4.2)	January 7, 2025	001-40536
4.5	Form of Series F Warrant		8-K (Exhibit 4.1)	March 10, 2025	001-40536
4.6	Form of Pre-Funded Warrant		8-K (Exhibit 4.2)	March 10, 2025	001-40536
4.7	Form of March 2025 Wainwright Warrant		8-K (Exhibit 4.3)	March 10, 2025	001-40536
4.8	Form of Common Stock Certificate		S-1 (Exhibit 4.1)	May 27, 2021	333-256516
4.9	Form of series G-1 Warrant		8-K (Exhibit 4.1)	June 20, 2025	001-40536
4.10	Form of Series G-2 Warrant		8-K (Exhibit 4.2)	June 20, 2025	001-40536
4.11	Form of June 2025 Wainwright Warrant		8-K (Exhibit 4.3)	June 20, 2025	001-40536
5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X
10.1.1+	Acurx Pharmaceuticals, Inc. 2021 Equity Incentive Plan		S-1 (Exhibit 10.9)	May 27,2021	333-256516
10.1.2+	Form of Stock Option Agreement under the 2021 Equity Incentive Plan		S-8 (Exhibit 99.2)	July 19, 2021	333-258026
10.1.3+	Form of Restricted Stock Agreement under the 2021 Equity Incentive Plan.		S-8 (Exhibit 99.3)	July 19, 2021	333-258026
10.1.4+	Form of Recapitalization Exchange Option Agreement		S-8 (Exhibit 99.4)	July 19, 2021	333-258026
10.2+	Amended and Restated Employment Agreement, by and between Acurx Pharmaceuticals, Inc. and Robert J. DeLuccia, dated May 25, 2021		S-1 (Exhibit 10.6)	May 27, 2021	333-256516

10.3+	Amended and Restated Employment Agreement, by and between Acurx Pharmaceuticals, Inc. and David P. Luci, dated May 25, 2021		S-1 (Exhibit 10.7)	May 27, 2021	333-256516
10.4+	Amended and Restated Employment Agreement, by and between Acurx Pharmaceuticals, Inc. and Robert Shawah, dated May 25, 2021		S-1 (Exhibit 10.8)	May 27, 2021	333-256516
10.5	Master Clinical Services Agreement, dated October 11, 2019, by and between Acurx Pharmaceuticals, Inc. and Syneos Health, LLC.		S-1 (Exhibit 10.10)	May 27, 2021	333-256516
10.6#	Asset Purchase Agreement, dated February 5, 2018, by and between Acurx Pharmaceuticals, Inc. and GLSynthesis Inc.		S-1 (Exhibit 10.11)	May 27, 2021	333-256516
10.7	Form of Securities Purchase Agreement, dated as of May 16, 2023, by and among Acurx Pharmaceuticals, Inc. and the purchasers party thereto		8-K (Exhibit 10.1)	May 17, 2023	001-40536
10.8	Form of Warrant Amendment Agreement, dated May 16, 2023, by and between Acurx Pharmaceuticals, Inc. and the Investor		8-K (Exhibit 10.2)	May 17, 2023	001-40536
10.9	Sales Agreement, dated as of November 15, 2023, between Acurx Pharmaceuticals, Inc. and A.G.P/Alliance Global Partners.		8-K (Exhibit 1.1)	November 15, 2023	001-40536
10.10	Form of Securities Purchase Agreement, dated as of January 6, 2025, by and among Acurx Pharmaceuticals, Inc. and the purchasers party thereto.		8-K (Exhibit 10.1)	January 7, 2025	001-40536
10.11	Form of Securities Purchase Agreement, dated as of March 6, 2025, by and between Acurx Pharmaceuticals, Inc. and the purchaser party thereto.		8-K (Exhibit 10.1)	March 10, 2025	001-40536
10.12	Purchase Agreement, dated as of May 8, 2025, by and between Acurx Pharmaceuticals, Inc. and Lincoln Park Capital Fund, LLC.		8-K (Exhibit 10.1)	May 8, 2025	001-40536
10.12	Registration Rights Agreement, dated as of May 8, 2025, between Acurx Pharmaceuticals, Inc. and Lincoln Park Capital Fund, LLC.		8-K (Exhibit 10.2)	May 8, 2025	001-40536
10.13	Form of Letter Agreement		8-K (Exhibit 10.1)	June 20, 2025	001-40536
21.1	Subsidiaries		10-K (Exhibit 21.1)	March 17, 2025	001-40536
23.1	Consent of CohnReznick LLP, independent registered public accounting firm	X
23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)	X
24.1	Power of attorney (included on the signature page)	X
107	Filing Fee Table	X

#	Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

+	Denotes management compensation plan or contract.

ITEM 17. UNDERTAKINGS

We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 14, 2025.

ACURX PHARMACEUTICALS, INC.

By:	/s/ David P. Luci
David P. Luci
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned directors and officers of Acurx Pharmaceuticals, Inc., hereby severally constitute and appoint David P. Luci and Robert Shawah, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of Acurx Pharmaceuticals, Inc., and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ David P. Luci	President, Chief Executive Officer and Director	July 14, 2025
David P. Luci	(Principal Executive Officer)

/s/ Robert G. Shawah	Chief Financial Officer	July 14, 2025
Robert G. Shawah	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert J. DeLuccia	Executive Chairman	July 14, 2025
Robert J. DeLuccia

/s/ Carl V. Sailer	Director	July 14, 2025
Carl V. Sailer

/s/ Joseph C. Scodari	Director	July 14, 2025
Joseph C. Scodari

/s/ Thomas Harrison	Director	July 14, 2025
Thomas Harrison

/s/ Jack H. Dean	Director	July 14, 2025
Jack H. Dean

/s/ James Donohue	Director	July 14, 2025
James Donohue